Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 PHONE: 650.493.9300 FAX: 866.974.7329

January 24, 2023

PMV Pharmaceuticals, Inc.

One Research Way

Princeton, NJ 08540

(609) 642-6670

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by PMV Pharmaceuticals, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 1,830,853 shares of your common stock, par value $0.00001 per share (the “EIP Shares”), reserved for issuance pursuant to the 2020 Equity Incentive Plan (the “2020 Plan”) and (ii) 457,713 shares of your common stock, par value $0.00001 per share (the “ESPP Shares” and, together with the EIP Shares, the “Shares”), reserved for issuance pursuant to the 2020 Employee Stock Purchase Plan (the “2020 ESPP” and, together with the 2020 Plan, the “Plans”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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